UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 10, 2018

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement with respect to Secondary Offering of Common Stock

On April 10, 2018, Hilton Worldwide Holdings Inc. (the “Company”), HNA Tourism Group Co., Ltd. (“HNA Tourism”) and HNA HLT Holdco I LLC (the “Selling Stockholder”), a wholly-owned subsidiary of HNA Tourism, entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule II thereto (the “Underwriters”), pursuant to which the Underwriters agreed to purchase from the Selling Stockholder 60,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company at a price of $71.7225 per share. Pursuant to the terms of the Underwriting Agreement, the Selling Stockholder also granted the Underwriters a 30-day option to purchase an additional 6,000,000 shares of Common Stock, which the Underwriters exercised in full on April 11, 2018. The offering, including the shares sold pursuant to the Underwriters’ option, closed on April 13, 2018.

The Company did not receive any proceeds from the sale of Common Stock by the Selling Stockholder. The Company, HNA Tourism and the Selling Stockholder made certain representations, warranties and covenants in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they may receive customary fees and expenses, and may currently be, or may in the future be, lenders to the Company under facilities that the Company has entered into, or may in the future enter into from time to time.

A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Indenture with respect to 5.125% Senior Notes due 2026

On April 13, 2018, Hilton Domestic Operating Company Inc. (the “Issuer”), an indirect subsidiary of the Company, issued $1.5 billion aggregate principal amount of 5.125% Senior Notes due 2026 (the “Notes”) under an Indenture, dated as of April 13, 2018 (the “Indenture”), by and among the Issuer, the Company, as a guarantor, and the other guarantors party thereto, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes were issued at 100% of their par value and bear interest at a rate of 5.125% per annum. Interest on the Notes is payable semi-annually in arrears on May 1 and November 1, beginning November 1, 2018. The Notes mature on May 1, 2026.

The Issuer intends to use the proceeds from the offering of the Notes, together with available cash and borrowings under the Company’s revolving credit facility, to fund the share repurchase (as described in Item 8.01 of this Current Report on Form 8-K) and to repay approximately $500 million outstanding under the Company’s senior secured term loan facility.

Ranking; Guarantees

The Notes are the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior indebtedness and senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness.

The Notes will be guaranteed, on a senior unsecured basis, by (i) Hilton Worldwide Parent LLC (“HWP”), the Issuer’s indirect parent company, (ii) the Company, the immediate parent company of HWP, (iii) Hilton Worldwide Finance LLC (“Parent”), the Issuer’s immediate parent company, and (iv) each of Parent’s existing and future wholly owned subsidiaries (other than the Issuer) to the extent such entities guarantee indebtedness under Parent’s senior secured credit facilities or certain other indebtedness of the Issuer, Parent or any subsidiary guarantor.

Optional Redemption

The Issuer may, at its option, redeem the Notes, in whole or in part, at any time prior to May 1, 2021, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus the applicable “make-whole premium.” In addition, beginning on May 1, 2021, the Issuer may redeem all or a part of the Notes at a redemption price equal to 102.563% of the principal amount redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price decreases to 101.281% and 100.000% of the principal amount redeemed on May 1, 2022 and May 1, 2023, respectively. In addition, at any time prior to May 1, 2021, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture with the proceeds of certain equity offerings at a redemption price of 105.125% of the principal amount thereof, plus accrued and unpaid interest.

Repurchase at the Option of Holders

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Parent and its restricted subsidiaries do not apply the proceeds as required, the holders of the Notes will have the right to require the Issuer to make an offer to repurchase each holder’s Notes at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest.

Covenants; Events of Default

The Indenture contains covenants that, among other things, limit the ability of Parent and its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of Parent’s or the Issuer’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. Neither HWP nor the Company is subject to the restrictive covenants of the Indenture. The Notes also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable.

A copy of the Indenture is attached to this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 4.1.

Registration Rights Agreement with respect to 5.125% Senior Notes due 2026

On April 13, 2018, the Issuer, the Company, the other guarantors of the Notes and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the several initial purchasers of the Notes (the “Initial Purchasers”), entered into a Registration Rights Agreement with respect to the Notes (the “Registration Rights Agreement”). In the Registration Rights Agreement, the Issuer and the guarantors have agreed that they will use their respective commercially reasonable efforts to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Notes for new notes, with terms substantially identical in all material respects to the Notes and (ii) cause the exchange offer registration statement to be declared effective under the Securities Act.

The Issuer and the guarantors have agreed to use their commercially reasonable efforts to cause the exchange offer to be consummated or, if required, to have one or more shelf registration statements declared effective, within 450 days after the issue date of the Notes (or such later date as may be permitted in accordance with the Registration Rights Agreement). If the Issuer and the guarantors fail to satisfy this obligation (a “registration default”), the annual interest rate on each series of Notes will increase by 0.25% for the first 90-day period immediately following the occurrence of the registration default. The annual interest rate on each series of Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum. If the registration default is corrected, the interest rate on each series of Notes will revert to the original level.

If the Issuer must pay additional interest, it will pay holders of the Notes in cash on the same dates that the Issuer makes other interest payments on the Notes, until the registration default is corrected.

A copy of the Registration Rights Agreement is attached to this Current Report on Form 8-K as Exhibit 4.3 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 4.3.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon closing of the offering described under Item 1.01 of this Current Report on Form 8-K, Mr. Zhang Ling’s previously disclosed resignation from the Company’s Board of Directors took effect. HNA Tourism no longer has any representatives on the Company’s Board of Directors.

Item 8.01	Other Events.

In connection with the secondary offering, the Company agreed to repurchase (the “share repurchase”) from the Selling Stockholder, in a privately negotiated transaction, 16,500,000 shares of Common Stock at a price per share of $70.9925, which includes the exercise in full of the Company’s option to repurchase from the Selling Stockholder up to 6,500,000 shares of Common Stock, pursuant to a Master Amendment and Option Agreement previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on April 9, 2018.

Following the closing of the secondary offering and the share repurchase, HNA Tourism will no longer beneficially own any shares of the Company’s common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 10, 2018, by and among Hilton Worldwide Holdings Inc., HNA Tourism Group Co., Ltd., HNA HLT Holdco I LLC and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.

4.1	Indenture, dated as of April 13, 2018, by and among Hilton Domestic Operating Company Inc., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of 5.125% Senior Note due 2026 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of April 13, 2018, by and among Hilton Domestic Operating Company Inc., the guarantors from time to time party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the initial purchasers.

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/S/ KEVIN J. JACOBS
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: April 13, 2018